State of Tennessee Department of State Corporate Filings 312 Eighth Avenue North 6th Floor, William R. Snodgrass Tower Nashville, TN 37243	ARTICLES OF ORGANIZATION (LIMITED LIABILITY COMPANY) (For use on or after 7/1/2006)	For Office Use Only
The Articles of Organization presented herein are adopted in accordance with the provisions of the Tennessee Revised Limited Liability Company Act.

1.  The name of the Limited Liability Company is: DG Strategic III, LLC

(NOTE: Pursuant to the provisions of TCA § 48-249-106, each limited Liability Company name must contain the words “Limited Liability Company” or the abbreviation “LLC” or “L.L.C.”)

2.  The name and complete address of the Limited Liability Company’s initial registered agent and office located in the state of Tennessee is:

Corporation Service Company

(Name)

2908 Poston Avenue           Nashville        Tennessee 37203

(Street Address)                        (City)                (State/Zip Code)

Davidson

(County)

3. The Limited Liability Company will be: (NOTE: PLEASE MARK APPLICABLE BOX) __X__ Member Managed ____ Manager Managed ____ Director Managed
4. Number of Members at the date of filing, if more than six (6): One (1)

5.  If the document is not to be effective upon filing by the Secretary of State, the delayed
effective date and time is:     (Not to exceed 90 days)

Date: ___________________, ___________________  Time: _____________________

6. The complete address of the Limited Liability Company’s principal executive office is: 100 Mission Ridge Goodlettsville TN, Davidson, 37072 (Street Address) (City) (State/County/Zip Code)
7. Period of Duration is not perpetual: Perpetual
8. Other Provisions:
9. THIS COMPANY IS A NONPROFIT LIMITED LIABILITY COMPANY (Check if applicable) ______
03/20/09	/s/ Lee R. Dickinson
Signature Date	Signature

Organizer	Lee R. Dickinson
Signer’s Capacity (if other than individual capacity)	Name (printed or typed)